Exhibit (h)(5)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Top 10™ Defense Tech ETF

Amplify Top 10™ Nuclear ETF

Amplify Top 10™ Semiconductors ETF